UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2010

LEGACY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51525	20-3135053
State of Other Jurisdiction	Commission File Number	I.R.S. Employer
of Incorporation		Identification Number
99 North Street, Pittsfield, Massachusetts 01201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (413) 443-4421
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
     On July 26, 2010, the Boards of Directors of Legacy Bancorp, Inc. (the “Company”) and Legacy Banks (the “Bank”), a wholly-owned subsidiary of the Company, voted to terminate the Bank’s Employee Stock Ownership Plan (the “Plan”), effective August 1, 2010. As of June 30, 2010, the Plan held 784,641 shares, or approximately 9% of the Company’s total outstanding shares of common stock, of which 549,792 shares are unallocated. The Bank will file a request for a favorable determination letter with the Internal Revenue Service on the tax-qualified status of the Plan on termination. On and after termination of the Plan, no further contributions will be made on the outstanding Plan loan. Those payments previously made in the current Plan year will cause the release of approximately 27,490 shares from the unallocated stock fund and those shares will be allocated to participants for the year in which the Plan terminates.
     In connection with the termination of the Plan and upon receipt of the favorable determination letter from the Internal Revenue Service, the Plan Trustee will transfer approximately 522,302 shares to LB Funding Corp., a wholly-owned subsidiary of the Company, to satisfy the Plan loan. Upon such transfer, the 522,302 shares will be treated as treasury stock. If the shares in the unallocated stock fund are insufficient to repay the outstanding loan in full, the Company intends to forgive the remaining balance, subject to Internal Revenue Service approval.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2010	LEGACY BANCORP, INC.

	By:	/s/ J. Williar Dunlaevy J. Williar Dunlaevy Chairman and Chief Executive Officer